                                                                  EXHIBIT 11.1

                            ZORAN CORPORATION
                    COMPUTATION OF NET INCOME PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
                               (UNAUDITED)


                                                       THREE MONTHS ENDED
                                                            MARCH 31,
                                                      --------------------
                                                        1997        1996
                                                      --------    --------
Weighted average common shares outstanding              9,103       8,702
Dilutive effect of stock options and warrants
  based on the treasury stock method                    1,967       1,473
                                                      -------     -------

Weighted average common shares and equivalents         11,070      10,175
                                                      -------     -------
                                                      -------     -------

Net income                                            $   677     $   661
                                                      -------     -------
                                                      -------     -------

Net income per share                                  $  0.06     $  0.06
                                                      -------     -------
                                                      -------     -------